SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

( )	Preliminary Information Statement
( )	Confidential, for Use of the Commission Only
as permitted by Rule 14c-6(e)(2)
(X)	Definitive Information Statement

EQ ADVISORS TRUST

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

(X)	No fee required.
( )	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)        Title of each class of securities to which transaction applies:

(2)        Aggregate number of securities to which transaction applies:

(3)        Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

(4)        Proposed maximum aggregate value of transaction:

(5)        Total fee paid:

( )	Fee paid with preliminary materials.
( )

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)        Amount Previously Paid:

(2)        Form, Schedule or Registration Statement No.:

(3)        Filing Party:

(4)        Date Filed:

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 15, 2014

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the EQ/Montag & Caldwell Growth Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it, subject to the approval of the Trust’s Board of Trustees (“Board”), to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between FMG LLC and the Advisers without obtaining shareholder approval, subject to certain conditions.

The current investment advisory agreement between the Manager and Montag & Caldwell, LLC (“Montag”) with respect to the Portfolio will expire on August 31, 2014. In considering the factors listed below, including comparative total return information, the Manager and the Board determined not to renew the advisory contract with Montag. Instead, at a July 14-16, 2014 regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Manager’s proposal to add Loomis, Sayles & Company, L.P. (“Loomis Sayles” or “New Adviser”) as an Adviser to the Portfolio, effective September 1, 2014. In connection with the appointment of Loomis Sayles as an Adviser to the Portfolio, the Board approved a change in the Portfolio’s name to the “AXA/Loomis Sayles Growth Portfolio” and modifications to the Portfolio’s principal investment strategies and risks to reflect Loomis Sayles’s investment process.

Factors Considered by the Board

In approving the sub-advisory agreement (“Agreement”) between FMG LLC and Loomis Sayles, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the consideration of the Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by the New Adviser; (2) comparative performance information; (3) the level of the proposed advisory fee; (4) economies of scale that may be realized by the

New Adviser and whether fee levels reflect these economies of scale for the benefit of the Portfolio; and (5) the “fall out” benefits to be realized by the New Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the New Adviser and its affiliates from their relationships with the Trust). In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Manager and the New Adviser, including memoranda and other materials addressing the factors set out above, and provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by the New Adviser, as well as the New Adviser’s investment personnel, proposed advisory fees, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. During the relevant meeting, the Trustees met with senior representatives of the Manager to discuss the Agreement and the information provided. The Independent Trustees met in executive session during the meeting to review the information provided. The Independent Trustees were assisted by independent counsel during the meeting and during their deliberations regarding the Agreement, and also received materials discussing the legal standards applicable to their consideration of the Agreement. In approving the Agreement, the Board, including the Independent Trustees, determined that the proposed advisory fee was fair and reasonable and that the approval of the Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by the New Adviser. In addition to the investment performance information discussed below, the Board considered the New Adviser’s responsibilities with respect to the Portfolio pursuant to the Agreement and the New Adviser’s experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that the New Adviser would be responsible for making investment decisions for the Portfolio, subject to the oversight of the Manager; placing with brokers or dealers all orders for the purchase and sale of investments for the Portfolio; and performing related trading functions. The Board also reviewed information regarding the New Adviser’s process for selecting investments for the Portfolio, as well as information regarding the background of the New Adviser’s portfolio manager who would provide services to the Portfolio. In addition, the Board considered the New Adviser’s trading experience, including its policies, processes and procedures aimed at achieving ‘best execution’ on behalf of the Portfolio. The Board also considered the Portfolio’s Chief Compliance Officer’s evaluation of the New Adviser’s compliance program, policies, and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving the New Adviser and reviewed information regarding the New Adviser’s financial condition and history of operations and any conflicts of interest in managing the Portfolio. The Board’s conclusion regarding the nature, quality and extent of the overall services to be provided by the New Adviser was also based, in part, on the Board’s experience and familiarity with the New Adviser’s portfolio manager having formerly served as a portfolio manager for a sub-adviser to another Trust portfolio. Based on its review, the Board determined, with respect to the Portfolio, that the nature, quality and extent of the overall services to be provided by the New Adviser were appropriate for the Portfolio in light of its investment objectives and, thus, supported a decision to approve the Agreement.

The Board received and reviewed the New Adviser’s performance data in managing other funds and/or accounts, as compared to an appropriate benchmark and the Portfolio. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered the New Adviser’s expertise, resources, proposed investment strategy, and personnel for advising the Portfolio. Based on its review, the Board determined, with respect to the Portfolio, that the performance data and related information supported a decision to approve the Agreement.

The Board considered the proposed advisory fee for the New Adviser in light of the nature, quality and extent of the overall services to be provided by the New Adviser. In addition, the Board considered the relative levels of the advisory fee to be paid to the New Adviser and the management fee to be retained by the Manager in light of, among other factors, the services provided to the Portfolio by the Manager and the New Adviser. The Board also considered the proposed advisory fee in light of the fees that the New Adviser charges under other advisory agreements with other clients. The Board noted that the advisory fee to be paid to the New Adviser is higher than the fee paid to Montag. The Board further noted that the Manager, and not the Portfolio, would pay the New Adviser and that the proposed advisory fee was negotiated between the New Adviser and the Manager. Moreover, the Board noted that the Manager generally is aware of the fees charged by sub-advisers to other clients and that the Manager believes that the fees agreed upon with the New Adviser are reasonable in light of the quality of the investment advisory services to be provided. Based on its review, the Board determined, with respect to the Portfolio, that the proposed advisory fee for the New Adviser is fair and reasonable.

The Board also considered the estimated impact of the proposed advisory fee on the profitability of the Manager, noting that the fee payable to the New Adviser is higher than the fee payable to Montag. The Manager advised the Board that it does not regard Adviser profitability as meaningful to its evaluation of the Agreement. The Board acknowledged the Manager’s view of Adviser profitability noting the Board’s findings as to the reasonableness of the aggregate investment advisory fees paid by the Portfolio and that the fees paid to the New Adviser are the product of negotiations with the Manager and reflect the Manager’s and New Adviser’s acceptable levels of profitability based on the particular circumstances in each case for each of them. The Board further noted that the New Adviser’s fee is paid by the Manager and not the Portfolio.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed flat advisory fee rate is competitive with the advisory fee rate charged by the New Adviser to comparable clients. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Manager, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also noted that the New Adviser may derive ancillary benefits from Portfolio operations. For example, the New Adviser, through its position as an Adviser to the Portfolio, may engage in soft dollar transactions. The Board considered information regarding the New Adviser’s procedures for executing portfolio transactions for the Portfolio. In addition, the Board considered that the New Adviser may be affiliated with registered broker-dealers who may, from time to time, receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. The Board also recognized that affiliates of the New Adviser may sell, and earn sales commissions and/or other compensation with respect to, insurance products issued by the Manager’s affiliated insurance companies and that the proceeds of those sales may be invested in the Portfolio. Based on its review, the Board determined that any “fall-out” benefits that may accrue to the New Adviser are fair and reasonable.

Information Regarding the Investment Advisory Agreement

The terms of the Agreement between FMG LLC and Loomis Sayles are substantially similar to those of the current investment advisory agreement between FMG LLC and Montag with respect to the Portfolio, except as to the effective date and compensation. For its services to the Portfolio under the Agreement, Loomis Sayles will receive an advisory fee based on the net assets of the Portfolio, as follows: an annual rate of 0.35% of the Portfolio’s average daily net assets. FMG LLC (and not the Portfolio) is responsible for the payment of the advisory fee to the New Adviser. The appointment of Loomis Sayles as an Adviser to the Portfolio will not result in a change to the management fee paid by the Portfolio.

The Agreement will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Adviser, or by FMG LLC or the New Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is “assigned” (as defined in the 1940 Act) or is terminated for any other reason.

The Agreement generally provides that the New Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Adviser in the performance of any of its duties or obligations under the Agreement or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Adviser to FMG LLC or the Trust by the New Adviser or its affiliates.

Information Regarding Loomis Sayles & Company L.P.

The following provides additional information about the New Adviser. Information is provided in Appendix A to this Information Statement with respect to advisory fees charged by the New Adviser to comparable funds subject to the 1940 Act that it advises.

Loomis Sayles, founded in 1926, is one of the oldest investment advisory firms in the United States with over $221.3 billion in assets under management as of June 30, 2014. Loomis Sayles’ office is located at One Financial Center, Boston, Massachusetts 02111. Loomis Sayles is organized as a limited partnership in the State of Delaware.

The following table provides information on the principal executive officers and directors of Loomis Sayles. The business address of each of these individuals is One Financial Center, Boston, Massachusetts 02111.

Name	Title/Responsibilities
Robert James Blanding	Chief Executive Officer, Chairman, Director
Kevin Patrick Charleston	President, Chief Financial Officer, Director
Daniel Joseph Fuss	Executive Vice President, Vice Chairman, Director
John Francis Gallagher, III	Executive Vice President, Director of Institutional Services, Director
John Robert Gidman	Executive Vice President, Chief Information Officer, Director
Jaehoon Park	Executive Vice President, Chief Investment Officer, Director
Donald Patrick Ryan	Vice President, Chief Compliance Officer and Counsel
Jean Susan Loewenberg	Chief Legal Officer, Executive Vice President, Director
Pierre Paul Servant	Director, Chief Executive Officer of Natixis Global Asset Management
John Thomas Hailer	Director, President and Chief Executive Officer of Natixis

Global Asset Management U.S. and Asia
John Frederick Russell	Executive Vice President, Head of Human Resources, Director

Loomis Sayles is a wholly owned subsidiary of Natixis Global Asset Management, L.P. (“Natixis US”). Natixis US is part of Natixis Global Asset Management, an international asset management group based in Paris, France, that is in turn owned by Natixis, a French investment banking and financial services firm. Natixis is principally owned by BPCE, France’s second largest banking group. BPCE is owned by banks comprising two autonomous and complementary retail banking networks consisting of the Caisse d’Epargne regional savings banks and the Banque Populaire regional cooperative banks. The registered address of Natixis is 30, avenue Pierre Mendès France, 75013 Paris, France. The registered address of BPCE is 50, avenue Pierre Mendès France, 75013 Paris, France. Natixis US has 13 principal subsidiary or affiliated asset management firms that collectively had over $419 billion in assets under management as of December 31, 2013.

Effective September 1, 2014, Aziz Hamzaogullari, CFA® will be primarily responsible for the day-to-day management of the Portfolio. Mr. Hamzaogullari joined Loomis Sayles as a Vice President and portfolio manager in 2010. Prior to joining Loomis Sayles, Mr. Hamzaogullari was Managing Director and Senior Portfolio Manager at Evergreen Investment Management Company LLC from 2006 to 2010.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Board, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or New Advisers. For the fiscal year ended December 31, 2013, the Portfolio paid $6,486 in brokerage commissions to brokerage affiliates of the Portfolio, which represented 3.17% of the Portfolio’s total brokerage commissions paid.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 95% of the Trust’s shares as of July 31, 2014. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of July 31, 2014, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

As of July 31, 2014, there were no shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolio.

A copy of the Trust’s 2014 Semi-Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fees charged by the New Adviser to comparable funds subject to the 1940 Act that it advises.

Name of Fund	Net Assets (as of June 30, 2014)	Advisory Fee Rate (% of net assets)
Loomis Sayles Growth Fund	$841.5 million	0.50% of average daily net assets+
AST Loomis Sayles Large Cap Growth Portfolio	$3.0 billion	0.25% of average daily net assets++
Saratoga Large Capitalization Growth Portfolio	$33.0 million	0.30% on first $50 million of average daily net assets; 0.20% on next $50 million of average daily net assets++
Columbia Funds VP – Loomis Sayles Growth Fund	$1.2 billion	0.27% of average daily net assets++

+	Loomis Sayles serves as investment adviser (not as sub-adviser).
++	Loomis Sayles serves as sub-adviser.

A-1